Exhibit 5.1
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
(612) 766-7000
June 9, 2010
ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344
Ladies and Gentlemen:
     We have acted as counsel for ValueVision Media, Inc., a Minnesota corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Registration Statement relates to the offer and sale by the selling shareholder identified in the Registration Statement of up to 6,452,194 shares of common stock, par value $0.01 per share, of the Company (the “Shares”).
     We have examined the Registration Statement and the articles of incorporation of the Company. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and nonassessable.
     We do not express any opinion herein concerning any law other than the Minnesota Business Corporation Act (including the statutory provisions, all applicable provisions of the Minnesota Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” included in the Registration Statement and the related prospectus.
     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date the Registration Statement becomes effective under the Act and we assume no obligation to revise or supplement this opinion thereafter.

Very truly yours, FAEGRE & BENSON LLP
/s/ Jonathan R. Zimmerman
Jonathan R. Zimmerman